Exhibit 99

Contact:
Susan M. Kenney	phone: 803.748.2374
Corporate Communication	fax: 803.748.8420
email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES

ORDER FROM SOUTH CAROLINA DEPARTMENT OF INSURANCE LIFTING
ADMINISTRATIVE SUPERVISION

Columbia, South Carolina, 21 May 2003—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that it received an Order Lifting Administrative Supervision and Relieving Supervisor from the South Carolina Department of Insurance (SCDOI).  Since August 2002, the Company has worked closely with the SCDOI on a plan of operation under which the outstanding issues could be resolved and the Administrative Supervisor lifted.

As previously disclosed, the Company, on August 20, 2002, received an Order Imposing Administrative Supervision and Appointing Supervisor from the SCDOI placing three subsidiaries, South Carolina Insurance Company (SCIC), Catawba Insurance Company and Consolidated American Insurance Company (CAIC), under administrative supervision due to a dispute, which is currently in litigation, regarding a business agreement between SCIC and CAIC and Human Dynamics Corporation in Arizona and California.

“We are very happy with the progress we have made in partnership with the SCDOI in terms of working through the supervision and maintaining our existing operations,” said Seibels Bruce president, Michael A. Culbertson, CPCU, AIC.  “Our focus going forward will be to rebuild these operations and to bring new products to market to become a stronger insurance company in the future.”

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance.  In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc.; flood zone determination services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company.  Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks include, but are not limited to, the impact of the outcome of pending litigation and administrative proceedings and other uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  Such forward-looking statements speak only as of the date of this press release.  Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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